Exhibit 10.2

ADDENDUM TO REVOLVING CREDIT AGREEMENT

This Addendum to Revolving Credit Agreement (this “Addendum”) is entered into by and between PARK CITY GROUP, INC., a Nevada corporation (“Borrower”) and U.S. BANK NATIONAL ASSOCIATION (“Bank”). This Addendum amends and is incorporated into and made a part of that certain Revolving Credit Agreement, dated as of September 30, 2021, between Borrower and Bank and any amendments, extensions, modifications, or replacements thereto (the “Agreement”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Agreement.

1. Section 1.10 of the Agreement is hereby amended and restated to read in its entirety as follows:

“1.10           Paid-In-Full Period. All advances under the Note must be paid in full for two (2) separate periods of at least thirty (30) consecutive days each during each fiscal year.”

2. The last paragraph of Section 2.3 of the Agreement is hereby amended and restated to read in its entirety as follows:

“Upon the occurrence of an Event of Default (or if an Event of Default would arise from any redemption, purchase, or retirement of any capital stock or other equity interests in Borrower or any dividend or other payment or distribution of a similar type), Borrower may not redeem, purchase, or retire any of the capital stock or other equity interests in Borrower, or declare or a pay any dividends, or make any other payments or distributions of a similar type or nature including withdrawal distributions.”

3. Section 2.13 of the Agreement is hereby amended by replacing the words “Not applicable.” with the following paragraphs to read in their entirety as follows:

“For Borrower, together with Park City Group, Inc., a Delaware corporation (TIN: 73-1247666):

Annual Financial Statements: Not later than 120 days after the end of each fiscal year, annual financial statements, audited by a certified public accounting firm acceptable to Bank.”

Quarterly Financial Statements: Not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year, quarterly financial statements, compiled by a certified public accounting firm acceptable to Bank; provided, that Borrower will be granted a 10-day extension to provide to Bank such quarterly financial statements in the event that Borrower has requested that the U.S. Securities and Exchange Commission grant Borrower an extension to file an amended quarterly report.”

4. ARTICLE V of the Agreement is hereby amended and restated to read in its entirety as follows:

“ARTICLE V. ADDITIONAL TERMS

The warranties, covenants, conditions and other terms described in this Section are incorporated into this Agreement.

5.1           Liquid Assets. Borrower will maintain Liquid Assets at all times having a value at least equal to the Loan Amount. Borrower shall provide Bank with statements to confirm Borrower’s Liquid Assets that are maintained with other financial institutions and brokerage companies (if the Borrower is reliant on such funds to comply with the foregoing covenant) on a quarterly basis within 45 days of each fiscal quarter end.

“Liquid Assets” shall mean the following assets owned by Borrower free and clear of all claims, liens, encumbrances and security interests except any security interest in favor of Bank, and such of the following types of encumbered assets owned by Borrower, less any additional amounts Bank deems appropriate in its sole discretion:

●
savings accounts, money market accounts or certificates of deposit, exchange traded or mutual funds maintained with Bank that can be converted to cash within three (3) business days;

●
cash deposited with Bank and pledged to secure Bank loans; and

●
savings accounts, money market accounts or certificates of deposit, exchange traded or mutual funds maintained with financial institutions other than Bank which are chartered and located within the United States which savings accounts, money market accounts, certificates of deposit, exchange trades or mutual funds can be converted to cash within three (3) business days.

“Liquid Assets” shall not include any such assets which are deemed by Bank, in its sole discretion, to be unsatisfactory.

5.2           Senior Funded Debt to EBITDA. Borrower will maintain a Senior Funded Debt to EBITDA Ratio as of the tenth (10th) day following the end of each fiscal quarter (each such date, a “Testing Date”) of not more than 3.00:1.00.

“Current Test Period” with respect to any Testing Date shall mean the period of four (4) fiscal quarters ending on the final day of the most recently completed fiscal quarter (i.e. ten (10) days prior to such Testing Date).

“EBITDA” with respect to any Testing Date shall mean (i) net income for the Current Test Period (excluding (x) the expense of stock-based compensation and (y) gain or loss on investments), plus (ii) interest expense for the Current Test Period, plus (iii) income tax expense for the Current Test Period, plus (iv) depreciation expense for the Current Test Period, plus (v) amortization expense (except for amortization of operating right of use asset) for the Current Test Period.

“Senior Funded Debt” with respect to any Testing Date shall mean sum of indebtedness: (i) for borrowed money (other than the indebtedness evidenced by the Note) as of the end of the Current Test Period, (ii) evidenced by the Note as of such Testing Date, (iii) for the deferred purchase price of property not purchased on ordinary trade terms as of the end of the Current Test Period, (iv) for capitalized leases as of the end of the Current Test Period, and (v) for other liabilities evidenced by promissory notes (other than the Note) or other instruments, but not including any indebtedness that has been subordinated to the indebtedness evidenced by the Note pursuant to a writing that has been accepted by Bank, as of the end of the Current Test Period.

“Senior Funded Debt to EBITDA Ratio” with respect to any Testing Date shall mean the ratio of Senior Funded Debt for such Testing Date to EBITDA for such Testing Date.”

5.3           Yield Protection; Capital Adequacy. If there shall occur any Change in Law which shall have the effect of imposing on Bank (or Bank’s holding company) any increase or expansion of or any new: tax (excluding taxes on its overall income and franchise taxes), charge, fee, assessment or deduction of any kind whatsoever, or reserve, capital adequacy, special deposits or similar requirements against credit extended by, assets of, or deposits with or for the account of Bank or other conditions affecting the extensions of credit under this Agreement; then Borrower shall pay to Bank such additional amount as Bank deems necessary to compensate Bank for any increased cost to Bank attributable to the extension(s) of credit under this Agreement and/or for any reduction in the rate of return on Bank’s capital and/or Bank’s revenue attributable to such extension(s) of credit. “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued. Bank’s determination of the additional amount(s) due under this paragraph shall be binding in the absence of manifest error, and such amount(s) shall be payable within 10 days of demand and, if recurring, as otherwise billed by Bank. Failure or delay on the part of Bank to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation.”

5. Subsections (d) and (e) of Section 13 of the Agreement are hereby amended and restated to read in their entirety as follows:

“(d)
Default on Other Obligations. Borrower or any Guarantor shall be in default under the terms of any loan agreement, promissory note, lease, conditional sale contract or other agreement, document or instrument evidencing, governing or securing any indebtedness owing by Borrower or any Guarantor to Bank or any indebtedness in excess of $100,000 owing by Borrower or any Guarantor to any third party, and (i) the period of grace, if any, to cure said default shall have passed; and (ii) such third party has taken any action with respect to such default.

(e)
Judgments. Any judgment shall be obtained against Borrower or any Guarantor which, together with all other outstanding unsatisfied judgments against Borrower (or such Guarantor), shall exceed the sum of $100,000 and shall remain unvacated, unbonded or unstayed for a period of 30 days following the date of entry thereof.”

Dated as of September 30, 2021.

PARK CITY GROUP, INC.
a Nevada corporation

By: /s/John Merrill
Name: John Merrill
Title: Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION

By: /s/ Isaac Allen
Name: Isaac Allen
Title: Officer